Exhibit 2.n.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders

of Gladstone Investment Corporation:

Our audit of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated May 14, 2013 appearing in the accompanying Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 File No. 333-181879 of Gladstone Investment Corporation also included an audit of the senior securities table. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

May 14, 2013